SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 13G

(Rule 13d-102)

Information To Be Included In Statements Filed

Pursuant To Rules 13d-1(B), (C) And (D) And

Amendments Thereto Filed Pursuant To Rule 13d-2(B)

(Amendment No. 4)*

OLD DOMINION FREIGHT LINE, INC.

(Name of Issuer)

Common Stock (par value $0.10 per share)

(Title of Class of Securities)

679580100

(CUSIP Number)

December 31, 2011

(Date of Event Which Requires Filing of This Statement)

Check the appropriate box to designate the rule pursuant to which this schedule is filed:

☐ Rule 13d-1(b)

☐ Rule 13d-1(c)

☒ Rule 13d-1(d)

*	The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 679580100

1.	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Audrey L. Congdon
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION USA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5.	SOLE VOTING POWER 2,055,797 (See Item 4)
	6.	SHARED VOTING POWER 853,826 (See Item 4)
	7.	SOLE DISPOSITIVE POWER 2,055,797 (See Item 4)
	8.	SHARED DISPOSITIVE POWER 853,826 (See Item 4)
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,909,623
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 5.1%
12.	TYPE OF REPORTING PERSON IN (See Item 4)

Page 2 of 23 pages

CUSIP No. 679580100

1.	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Audrey Lee Congdon Revocable Trust, dated February 17, 2005
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION North Carolina
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5.	SOLE VOTING POWER 789,581 (See Item 4)
	6.	SHARED VOTING POWER -0- (See Item 4)
	7.	SOLE DISPOSITIVE POWER 789,581 (See Item 4)
	8.	SHARED DISPOSITIVE POWER -0- (See Item 4)
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 789,581
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 1.4%
12.	TYPE OF REPORTING PERSON OO (See Item 4)

Page 3 of 23 pages

CUSIP No. 679580100

1.	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Karen C. Pigman February 2009 Grantor Retained Annuity Trust
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION North Carolina
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5.	SOLE VOTING POWER 137,800 (See Item 4)
	6.	SHARED VOTING POWER -0- (See Item 4)
	7.	SOLE DISPOSITIVE POWER 137,800 (See Item 4)
	8.	SHARED DISPOSITIVE POWER -0- (See Item 4)
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 137,800
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.2%
12.	TYPE OF REPORTING PERSON OO (See Item 4)

Page 4 of 23 pages

CUSIP No. 679580100

1.	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Karen C. Pigman February 2011 Grantor Retained Annuity Trust
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION North Carolina
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5.	SOLE VOTING POWER 200,000 (See Item 4)
	6.	SHARED VOTING POWER -0- (See Item 4)
	7.	SOLE DISPOSITIVE POWER 200,000 (See Item 4)
	8.	SHARED DISPOSITIVE POWER -0- (See Item 4)
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 200,000
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.3%
12.	TYPE OF REPORTING PERSON OO (See Item 4)

Page 5 of 23 pages

CUSIP No. 679580100

1.	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Irrevocable Trust, dated December 18, 1998, fbo Megan Yowell
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION North Carolina
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5.	SOLE VOTING POWER 59,823 (See Item 4)
	6.	SHARED VOTING POWER -0- (See Item 4)
	7.	SOLE DISPOSITIVE POWER 59,823 (See Item 4)
	8.	SHARED DISPOSITIVE POWER -0- (See Item 4)
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 59,823
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.1%
12.	TYPE OF REPORTING PERSON OO (See Item 4)

Page 6 of 23 pages

CUSIP No. 679580100

1.	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Irrevocable Trust, dated December 18, 1998, fbo Seth Yowell
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION North Carolina
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5.	SOLE VOTING POWER 59,823 (See Item 4)
	6.	SHARED VOTING POWER -0- (See Item 4)
	7.	SOLE DISPOSITIVE POWER 59,823 (See Item 4)
	8.	SHARED DISPOSITIVE POWER -0- (See Item 4)
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 59,823
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.1%
12.	TYPE OF REPORTING PERSON OO (See Item 4)

Page 7 of 23 pages

CUSIP No. 679580100

1.	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Melissa Penley Trust #1
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION North Carolina
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5.	SOLE VOTING POWER 132,234 (See Item 4)
	6.	SHARED VOTING POWER -0- (See Item 4)
	7.	SOLE DISPOSITIVE POWER 132,234 (See Item 4)
	8.	SHARED DISPOSITIVE POWER -0- (See Item 4)
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 132,234
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.2%
12.	TYPE OF REPORTING PERSON OO (See Item 4)

Page 8 of 23 pages

CUSIP No. 679580100

1.	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Matthew Penley Trust #1
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION North Carolina
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5.	SOLE VOTING POWER 132,233 (See Item 4)
	6.	SHARED VOTING POWER -0- (See Item 4)
	7.	SOLE DISPOSITIVE POWER 132,233 (See Item 4)
	8.	SHARED DISPOSITIVE POWER -0- (See Item 4)
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 132,233
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.2%
12.	TYPE OF REPORTING PERSON OO (See Item 4)

Page 9 of 23 pages

CUSIP No. 679580100

1.	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Mark Penley Trust #1
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION North Carolina
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5.	SOLE VOTING POWER 132,231 (See Item 4)
	6.	SHARED VOTING POWER -0- (See Item 4)
	7.	SOLE DISPOSITIVE POWER 132,231 (See Item 4)
	8.	SHARED DISPOSITIVE POWER -0- (See Item 4)
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 132,231
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.2%
12.	TYPE OF REPORTING PERSON OO (See Item 4)

Page 10 of 23 pages

CUSIP No. 679580100

1.	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Seth Morgan Yowell Irrevocable Inter Vivos Trust Dated August 25, 2010
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION North Carolina
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5.	SOLE VOTING POWER 106,602 (See Item 4)
	6.	SHARED VOTING POWER -0- (See Item 4)
	7.	SOLE DISPOSITIVE POWER 106,602 (See Item 4)
	8.	SHARED DISPOSITIVE POWER -0- (See Item 4)
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 106,602
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.2%
12.	TYPE OF REPORTING PERSON OO (See Item 4)

Page 11 of 23 pages

CUSIP No. 679580100

1.	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Megan Elise Yowell Irrevocable Inter Vivos Trust Dated August 25, 2010
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION North Carolina
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5.	SOLE VOTING POWER 106,602 (See Item 4)
	6.	SHARED VOTING POWER -0- (See Item 4)
	7.	SOLE DISPOSITIVE POWER 106,602 (See Item 4)
	8.	SHARED DISPOSITIVE POWER -0- (See Item 4)
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 106,602
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.2%
12.	TYPE OF REPORTING PERSON OO (See Item 4)

Page 12 of 23 pages

CUSIP No. 679580100

1.	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Audrey Lee Congdon February 2010 Grantor Retained Annuity Trust
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION North Carolina
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5.	SOLE VOTING POWER 104,016 (See Item 4)
	6.	SHARED VOTING POWER -0- (See Item 4)
	7.	SOLE DISPOSITIVE POWER 104,016 (See Item 4)
	8.	SHARED DISPOSITIVE POWER -0- (See Item 4)
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 104,016
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.2%
12.	TYPE OF REPORTING PERSON OO (See Item 4)

Page 13 of 23 pages

CUSIP No. 679580100

1.	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Earl E. Congdon GRAT Remainder Trust
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Florida
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5.	SOLE VOTING POWER -0- (See Item 4)
	6.	SHARED VOTING POWER 430,651 (See Item 4)
	7.	SOLE DISPOSITIVE POWER -0- (See Item 4)
	8.	SHARED DISPOSITIVE POWER 430,651 (See Item 4)
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 430,651
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.7%
12.	TYPE OF REPORTING PERSON OO (See Item 4)

Page 14 of 23 pages

CUSIP No. 679580100

1.	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) 1998 Earl E. Congdon Family Trust
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Virginia
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5.	SOLE VOTING POWER -0- (See Item 4)
	6.	SHARED VOTING POWER 210,937 (See Item 4)
	7.	SOLE DISPOSITIVE POWER -0- (See Item 4)
	8.	SHARED DISPOSITIVE POWER 210,937 (See Item 4)
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 210,937
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.4%
12.	TYPE OF REPORTING PERSON OO (See Item 4)

Page 15 of 23 pages

CUSIP No. 679580100

1.	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Earl and Kathryn Congdon Family Irrevocable Trust - 2011
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Florida
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5.	SOLE VOTING POWER -0- (See Item 4)
	6.	SHARED VOTING POWER 212,238 (See Item 4)
	7.	SOLE DISPOSITIVE POWER -0- (See Item 4)
	8.	SHARED DISPOSITIVE POWER 212,238 (See Item 4)
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 212,238
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.4%
12.	TYPE OF REPORTING PERSON OO (See Item 4)

Page 16 of 23 pages

CUSIP No. 679580100

1.	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Karen C. Pigman Irrevocable Trust Number One
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION North Carolina
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5.	SOLE VOTING POWER 75,798 (See Item 4)
	6.	SHARED VOTING POWER -0- (See Item 4)
	7.	SOLE DISPOSITIVE POWER 75,798 (See Item 4)
	8.	SHARED DISPOSITIVE POWER -0- (See Item 4)
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 75,798
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.1%
12.	TYPE OF REPORTING PERSON OO (See Item 4)

Page 17 of 23 pages

Item 1.	(a)	Name of Issuer:

Old Dominion Freight Line, Inc.

	(b)	Address of Issuer’s Principal Executive Offices:

500 Old Dominion Way Thomasville, NC 27360

Item 2.	(a)	Names of Persons Filing:

(i)       Audrey L. Congdon

(ii)      Audrey Lee Congdon Revocable Trust, dated February 17, 2005

(iii)     Karen C. Pigman February 2009 Grantor Retained Annuity Trust

(iv)     Karen C. Pigman February 2011 Grantor Retained Annuity Trust

(v)      Irrevocable Trust Agreement, dated December 18, 1998, fbo Megan Yowell

(vi)     Irrevocable Trust Agreement, dated December 18, 1998, fbo Seth Yowell

(vii)    Melissa Penley Trust #1

(viii)   Matthew Penley Trust #1

(ix)     Mark Penley Trust #1

(x)      Seth Morgan Yowell Irrevocable Inter Vivos Trust Dated August 25, 2010

(xi)     Megan Elise Yowell Irrevocable Inter Vivos Trust Dated August 25, 2010

(xii)    Audrey Lee Congdon February 2010 Grantor Retained Annuity Trust

(xiii)   Earl E. Congdon GRAT Remainder Trust

(xiv)   1998 Earl E. Congdon Family Trust

(xv)    Earl and Kathryn Congdon Family Irrevocable Trust - 2011

(xvi)   Karen C. Pigman Irrevocable Trust Number One

	(b)	Address of Principal Business Office or, if None, Residence:

		As to (i), (ii), (v), (vi), and (x) through (xii):	606 Hillcrest Drive High Point, NC 27262

		As to (iii), (iv), (vii) through (ix), and (xvi):	602 Hillcrest Drive High Point, NC 27262

		As to (xiii) and (xv):	20 Harborage Isle Fort Lauderdale, FL 33316

		As to (xiv):	500 Old Dominion Way Thomasville, NC 27360

	(c)	Citizenship:

		As to (i):	USA
		As to (ii) through (xii) and (xvi):	North Carolina
		As to (xiii) and (xv):	Florida
		As to (xiv):	Virginia

	(d)	Title of Class of Securities:

Common Stock ($0.10 par value)

	(e)	CUSIP Number:

679580100

Item 3.	If this Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

Not Applicable. This is a joint filing by the persons identified in Item 2, above, pursuant to Rules 13d-1(d) and Rule 13d-1(k) but not a group filing.

Page 18 of 23 pages

Item 4.	Ownership.

The securities reported herein are beneficially owned by Audrey L. Congdon; the Audrey Lee Congdon Revocable Trust, dated February 17, 2005; the Karen C. Pigman February 2009 Grantor Retained Annuity Trust; the Karen C. Pigman February 2011 Grantor Retained Annuity Trust; an Irrevocable Trust Agreement, dated December 18, 1998, fbo Megan Yowell; an Irrevocable Trust Agreement, dated December 18, 1998, fbo Seth Yowell; the Melissa Penley Trust #1; the Matthew Penley Trust #1; the Mark Penley Trust #1; the Seth Morgan Yowell Irrevocable Inter Vivos Trust Dated August 25, 2010; the Megan Elise Yowell Irrevocable Inter Vivos Trust Dated August 25, 2010; the Audrey Lee Congdon February 2010 Grantor Retained Annuity Trust; the Earl E. Congdon GRAT Remainder Trust; the 1998 Earl E. Congdon Family Trust; the Earl and Kathryn Congdon Family Irrevocable Trust – 2011; and the Karen C. Pigman Irrevocable Trust Number One. The total securities reported is 2,909,623 shares of the Issuer’s Common Stock, which constitutes 5.1% of such shares as of December 31, 2011.

As of December 31, 2011, Audrey L. Congdon has sole voting and dispositive power with respect to 2,055,797 shares (3.6%) of the Issuer’s Common Stock, consisting of 19,054 shares held by Audrey L. Congdon; 789,581 shares held by the Audrey Lee Congdon Revocable Trust, dated February 17, 2005; 137,800 shares held by the Karen C. Pigman February 2009 Grantor Retained Annuity Trust; 200,000 shares held by the Karen C. Pigman February 2011 Grantor Retained Annuity Trust; 59,823 shares held by an Irrevocable Trust Agreement, dated December 18, 1998, fbo Megan Yowell; 59,823 shares held by an Irrevocable Trust Agreement, dated December 18, 1998, fbo Seth Yowell; 132,234 shares held by the Melissa Penley Trust #1; 132,233 shares held by the Matthew Penley Trust #1; 132,231 shares held by the Mark Penley Trust #1; 106,602 shares held by the Seth Morgan Yowell Irrevocable Inter Vivos Trust Dated August 25, 2010; 106,602 shares held by the Megan Elise Yowell Irrevocable Inter Vivos Trust Dated August 25, 2010; 104,016 shares held by the Audrey Lee Congdon February 2010 Grantor Retained Annuity Trust; and 75,798 shares held by the Karen C. Pigman Irrevocable Trust Number One. She shares voting and dispositive power with respect to 853,826 shares (1.5%) of the Issuer’s Common Stock, consisting of 430,651 shares held by the Earl E. Congdon GRAT Remainder Trust; 210,937 shares held by the 1998 Earl E. Congdon Family Trust; and 212,238 shares held by the Earl and Kathryn Congdon Family Irrevocable Trust – 2011. The share ownership reported in this Schedule 13G does not include 95,661 shares formerly owned by John B. Yowell which are now held by the Estate of John B. Yowell pending disposition according to his will. John B. Yowell, the husband of Audrey Congdon, passed away on December 29, 2010. Audrey L. Congdon beneficially owns a total of 2,909,623 shares (5.1%) of the Issuer’s Common Stock.

As of December 31, 2011, the Audrey Lee Congdon Revocable Trust, dated February 17, 2005, beneficially owns 789,581 shares (1.4%) of the Issuer’s Common Stock. Audrey L. Congdon, as Trustee, has sole voting and dispositive power over these shares.

As of December 31, 2011, the Karen C. Pigman February 2009 Grantor Retained Annuity Trust beneficially owns 137,800 shares (0.2%) of the Issuer’s Common Stock. Audrey L. Congdon, as Trustee, has sole voting and dispositive power over these shares.

As of December 31, 2011, the Karen C. Pigman February 2011 Grantor Retained Annuity Trust beneficially owns 200,000 shares (0.3%) of the Issuer’s Common Stock. Audrey L. Congdon, as Trustee, has sole voting and dispositive power over these shares.

As of December 31, 2011, an Irrevocable Trust Agreement, dated December 18, 1998, fbo Megan Yowell, beneficially owns 59,823 shares (0.1%) of the Issuer’s Common Stock. Audrey L. Congdon, as Trustee, has sole voting and dispositive power over these shares.

As of December 31, 2011, an Irrevocable Trust Agreement, dated December 18, 1998, fbo Seth Yowell, beneficially owns 59,823 shares (0.1%) of the Issuer’s Common Stock. Audrey L. Congdon, as Trustee, has sole voting and dispositive power over these shares.

As of December 31, 2011, the Melissa Penley Trust #1 beneficially owns 132,234 shares (0.2%) of the Issuer’s Common Stock. Audrey L. Congdon, as Trustee, has sole voting and dispositive power over these shares.

As of December 31, 2011, the Matthew Penley Trust #1 beneficially owns 132,233 shares (0.2%) of the Issuer’s Common Stock. Audrey L. Congdon, as Trustee, has sole voting and dispositive power over these shares.

As of December 31, 2011, the Mark Penley Trust #1 beneficially owns 132,231 shares (0.2%) of the Issuer’s Common Stock. Audrey L. Congdon, as Trustee, has sole voting and dispositive power over these shares.

As of December 31, 2011, the Seth Morgan Yowell Irrevocable Inter Vivos Trust Dated August 25, 2010 beneficially owns 106,602 shares (0.2%) of the Issuer’s Common Stock. Audrey L. Congdon, as Trustee, has sole voting and dispositive power over these shares.

As of December 31, 2011, the Megan Elise Yowell Irrevocable Inter Vivos Trust Dated August 25, 2010 beneficially owns 106,602 shares (0.2%) of the Issuer’s Common Stock. Audrey L. Congdon, as Trustee, has sole voting and dispositive power over these shares.

As of December 31, 2011, the Audrey Lee Congdon February 2010 Grantor Retained Annuity Trust beneficially owns 104,016 shares (0.2%) of the Issuer’s Common Stock. Audrey L. Congdon, as Trustee, has sole voting and dispositive power over these shares.

As of December 31, 2011, the Earl E. Congdon GRAT Remainder Trust beneficially owns 430,651 shares (0.7%) of the Issuer’s Common Stock. Audrey L. Congdon, as Co-Trustee of that trust, shares voting and dispositive power over these shares.

As of December 31, 2011, the 1998 Earl E. Congdon Family Trust beneficially owns 210,937 shares (0.4%) of the Issuer’s Common Stock. Audrey L. Congdon, as Co-Trustee of that trust, shares voting and dispositive power over these shares.

As of December 31, 2011, the Earl and Kathryn Congdon Family Irrevocable Trust - 2011 beneficially owns 212,238 shares (0.4%) of the Issuer’s Common Stock. Audrey L. Congdon, as Co-Trustee of that trust, shares voting and dispositive power over these shares.

As of December 31, 2011, the Karen C. Pigman Irrevocable Trust Number One beneficially owns 75,798 shares (0.1%) of the Issuer’s Common Stock. Audrey L. Congdon, as Trustee, has sole voting and dispositive power over these shares.

	(a)	Amount beneficially owned:

			(i)	2,909,623
			(ii)	789,581
			(iii)	137,800
			(iv)	200,000
			(v)	59,823
			(vi)	59,823
			(vii)	132,234
			(viii)	132,233
			(ix)	132,231
			(x)	106,602
			(xi)	106,602
			(xii)	104,016
			(xiii)	430,651
			(xiv)	210,937
			(xv)	212,238
			(xvi)	75,798

	(b)	Percent of Class:

			(i)	5.1%
			(ii)	1.4%
			(iii)	0.2%
			(iv)	0.3%
			(v)	0.1%
			(vi)	0.1%
			(vii)	0.2%
			(viii)	0.2%
			(ix)	0.2%
			(x)	0.2%
			(xi)	0.2%
			(xii)	0.2%
			(xiii)	0.7%
			(xiv)	0.4%
			(xv)	0.4%
			(xvi)	0.1%

	(c)	Number of Shares as to which such person has:

		(i)	Sole power to vote or to direct the vote

			(i)	2,055,797
			(ii)	789,581
			(iii)	137,800
			(iv)	200,000
			(v)	59,823
			(vi)	59,823
			(vii)	132,234
			(viii)	132,233
			(ix)	132,231
			(x)	106,602
			(xi)	106,602
			(xii)	104,016
			(xiii)	-0-
			(xiv)	-0-
			(xv)	-0-
			(xvi)	75,798

		(ii)	Shared power to vote or to direct the vote

			(i)	853,826
			(ii)	-0-
			(iii)	-0-
			(iv)	-0-
			(v)	-0-
			(vi)	-0-
			(vii)	-0-
			(viii)	-0-
			(ix)	-0-
			(x)	-0-
			(xi)	-0-
			(xii)	-0-
			(xiii)	430,651
			(xiv)	210,937
			(xv)	212,238
			(xvi)	-0-

		(iii)	Sole power to dispose or to direct the disposition of

			(i)	2,055,797
			(ii)	789,581
			(iii)	137,800
			(iv)	200,000
			(v)	59,823
			(vi)	59,823
			(vii)	132,234
			(viii)	132,233
			(ix)	132,231
			(x)	106,602
			(xi)	106,602
			(xii)	104,016
			(xiii)	-0-
			(xiv)	-0-
			(xv)	-0-
			(xvi)	75,798

		(iv)	Shared power to dispose or to direct the disposition of

			(i)	853,826
			(ii)	-0-
			(iii)	-0-
			(iv)	-0-
			(v)	-0-
			(vi)	-0-
			(vii)	-0-
			(viii)	-0-
			(ix)	-0-
			(x)	-0-
			(xi)	-0-
			(xii)	-0-
			(xiii)	430,651
			(xiv)	210,937
			(xv)	212,238
			(xvi)	-0-

Item 5.	Ownership of Five Percent or Less of a Class

	If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: ☐

Item 6.	Ownership of More Than Five Percent on Behalf of Another Person

	See information in Item 4, above.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person

	Not Applicable

Item 8.	Identification and Classification of Members of the Group

	See Item 3 and Item 4, above.

Item 9.	Notice of Dissolution of Group

	Not Applicable

Item 10.	Certifications

	Not Applicable

	This report shall not be construed as an admission by the persons filing the report that they are the beneficial owner of any securities covered by this report.

Page 19 of 23 pages

CUSIP No. 679580100

SIGNATURES

After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this statement is true, complete and correct.

February 10, 2012

AUDREY L. CONGDON

/s/ Audrey L. Congdon
Audrey L. Congdon

AUDREY LEE CONGDON REVOCABLE TRUST, DATED FEBRUARY 17, 2005

By:	/s/ Audrey L. Congdon
Audrey L. Congdon, Trustee

KAREN C. PIGMAN FEBRUARY 2009 GRANTOR RETAINED ANNUITY TRUST

By:	/s/ Audrey L. Congdon
Audrey L. Congdon, Trustee

KAREN C. PIGMAN FEBRUARY 2011 GRANTOR RETAINED ANNUITY TRUST

By:	/s/ Audrey L. Congdon
Audrey L. Congdon, Trustee

IRREVOCABLE TRUST, DATED DECEMBER 18, 1998, FBO MEGAN YOWELL

By:	/s/ Audrey L. Congdon
Audrey L. Congdon, Trustee

IRREVOCABLE TRUST, DATED DECEMBER 18, 1998, FBO SETH YOWELL

By:	/s/ Audrey L. Congdon
Audrey L. Congdon, Trustee

MELISSA PENLEY TRUST #1

By:	/s/ Audrey L. Congdon
Audrey L. Congdon, Trustee

MATTHEW PENLEY TRUST #1

By:	/s/ Audrey L. Congdon
Audrey L. Congdon, Trustee

MARK PENLEY TRUST #1

By:	/s/ Audrey L. Congdon
Audrey L. Congdon, Trustee

Page 20 of 23 pages

CUSIP No. 679580100

SETH MORGAN YOWELL IRREVOCABLE INTER VIVOS TRUST DATED AUGUST 25, 2010

By:	/s/ Audrey L. Congdon
Audrey L. Congdon, Trustee

MEGAN ELISE YOWELL IRREVOCABLE INTER VIVOS TRUST DATED AUGUST 25, 2010

By:	/s/ Audrey L. Congdon
Audrey L. Congdon, Trustee

AUDREY LEE CONGDON FEBRUARY 2010 GRANTOR RETAINED ANNUITY TRUST

By:	/s/ Audrey L. Congdon
Audrey L. Congdon, Trustee

EARL E. CONGDON GRAT REMAINDER TRUST

By:	/s/ Audrey L. Congdon
Audrey L. Congdon, Co-Trustee

1998 EARL E. CONGDON FAMILY TRUST

By:	/s/ Audrey L. Congdon
Audrey L. Congdon, Co-Trustee

EARL AND KATHRYN CONGDON FAMILY IRREVOCABLE TRUST - 2011

By:	/s/ Audrey L. Congdon
Audrey L. Congdon, Co-Trustee

KAREN C. PIGMAN IRREVOCABLE TRUST NUMBER ONE

By:	/s/ Audrey L. Congdon
Audrey L. Congdon, Trustee

Page 21 of 23 pages

CUSIP No. 679580100

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the undersigned hereby agrees to the joint filing with each other of the attached statement on Schedule 13G/A and to all amendments to such statement and that such statement and all amendments to such statement is made on behalf of each of them.

IN WITNESS WHEREOF, the undersigned hereby execute this agreement on February 10, 2012.

AUDREY L. CONGDON

/s/ Audrey L. Congdon
Audrey L. Congdon

AUDREY LEE CONGDON REVOCABLE TRUST, DATED FEBRUARY 17, 2005

By:	/s/ Audrey L. Congdon
Audrey L. Congdon, Trustee

KAREN C. PIGMAN FEBRUARY 2009 GRANTOR RETAINED ANNUITY TRUST

By:	/s/ Audrey L. Congdon
Audrey L. Congdon, Trustee

KAREN C. PIGMAN FEBRUARY 2011 GRANTOR RETAINED ANNUITY TRUST

By:	/s/ Audrey L. Congdon
Audrey L. Congdon, Trustee

IRREVOCABLE TRUST, DATED DECEMBER 18, 1998, FBO MEGAN YOWELL

By:	/s/ Audrey L. Congdon
Audrey L. Congdon, Trustee

IRREVOCABLE TRUST, DATED DECEMBER 18, 1998, FBO SETH YOWELL

By:	/s/ Audrey L. Congdon
Audrey L. Congdon, Trustee

MELISSA PENLEY TRUST #1

By:	/s/ Audrey L. Congdon
Audrey L. Congdon, Trustee

MATTHEW PENLEY TRUST #1

By:	/s/ Audrey L. Congdon
Audrey L. Congdon, Trustee

MARK PENLEY TRUST #1

By:	/s/ Audrey L. Congdon
Audrey L. Congdon, Trustee

Page 22 of 23 pages

CUSIP No. 679580100

SETH MORGAN YOWELL IRREVOCABLE INTER VIVOS TRUST DATED AUGUST 25, 2010

By:	/s/ Audrey L. Congdon
Audrey L. Congdon, Trustee

MEGAN ELISE YOWELL IRREVOCABLE INTER VIVOS TRUST DATED AUGUST 25, 2010

By:	/s/ Audrey L. Congdon
Audrey L. Congdon, Trustee

AUDREY LEE CONGDON FEBRUARY 2010 GRANTOR RETAINED ANNUITY TRUST

By:	/s/ Audrey L. Congdon
Audrey L. Congdon, Trustee

EARL E. CONGDON GRAT REMAINDER TRUST

By:	/s/ Audrey L. Congdon
Audrey L. Congdon, Co-Trustee

1998 EARL E. CONGDON FAMILY TRUST

By:	/s/ Audrey L. Congdon
Audrey L. Congdon, Co-Trustee

EARL AND KATHRYN CONGDON FAMILY IRREVOCABLE TRUST - 2011

By:	/s/ Audrey L. Congdon
Audrey L. Congdon, Co-Trustee

KAREN C. PIGMAN IRREVOCABLE TRUST NUMBER ONE

By:	/s/ Audrey L. Congdon
Audrey L. Congdon, Trustee

Page 23 of 23 pages